                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

                                                                               Three months ended
                                                                                 March 31, 2003
                                                                               ------------------
Earnings:
   Loss from continuing operations before income taxes                         $            (82.0)
   Add:
      Interest expense - net                                                                360.7
      Rental expense representative of interest factor                                        8.2
      Minority interest in income of consolidated subsidiaries                               16.1
      Interest accrued - 50% owned companies                                                  0.8
      Equity losses in less than 50% owned companies                                          0.6
      Other                                                                                  (6.1)
                                                                               ------------------

         Total earnings as adjusted plus fixed charges                         $            298.3
                                                                               ==================

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                      $            360.7
   Capitalized interest                                                                      12.1
   Rental expense representative of interest factor                                           8.2
   Pre-tax effect of preferred stock dividend requirements of the Company                    11.0
   Interest accrued - 50% owned companies                                                     0.8
                                                                               ------------------

         Combined fixed charges and preferred stock dividend requirements      $            392.8
                                                                               ==================


Ratio of earnings to combined fixed charges and preferred stock dividend
   requirements                                                                               (a)
                                                                               ==================




(a) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $94.5 million for three months ended March 31, 2003.